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                                                                      EXHIBIT 15

La Quinta Inns, Inc.
San Antonio, Texas

Ladies and Gentlemen:

With respect to this registration statement, we acknowledge our awareness of the use therein of our report dated April 21, 1995, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                  KPMG PEAT MARWICK LLP

San Antonio, Texas
June 12, 1995